Exhibit 99.1

NEWS RELEASE

For Immediate Release:	December 10, 2012

The boards of directors of MainStreet BankShares, Inc. in Martinsville, Virginia and Franklin Community Bank, N.A. (“Franklin Community Bank”), in Rocky Mount, Virginia are saddened to announce the tragic death of our President and CEO, Larry A. Heaton. Our prayers and thoughts go out to his wife and sons and his entire family.

Larry was founding President, CEO and Director of Franklin Community Bank which opened in 2002 and became the President and CEO of MainStreet BankShares, Inc. in 2006. Prior to that, he was Senior Vice President/Regional Retail Banking Manager with BB&T from July 1999 through April 2000. He served as President and CEO and Director of the Bank of Ferrum from June 1991 to July 1999. Larry served as Senior Commercial Loan Officer at Piedmont Trust Bank (affiliate bank of Bank of Ferrum) from 1983 to 1991, and prior to that, in various capacities with Piedmont Trust Bank. Mr. Heaton has served as a director of the Franklin County YMCA and the Blue Ridge Foundation. He has been a Board member of Franklin Carillion Memorial Hospital, a Board member of the Virginia Bankers Association, and a former Board member of the Virginia Association of Community Banks and has served on the Franklin County Economic Development Advisory Committee. He was also a member of the Rocky Mount Rotary Club. Larry’s contributions to the communities where he lived, worked and served will be deeply missed.

At a joint meeting of the boards of directors on Monday, December 10, 2012, the boards named Brenda H. Smith as Acting President and CEO. Brenda has served as chief financial officer of the Company for thirteen years and has over twenty years of banking experience. In addition, Joel R. Shepherd was elected as Chairman of the Board of Franklin Community Bank, N.A. Joel is a founding director of Franklin Community Bank, N.A. and serves as Chairman of the Board of MainStreet BankShares, Inc. A search committee has been formed to seek candidates for a permanent President and CEO.

While the boards of directors are saddened by the loss of a valued friend and colleague, we are committed to our shareholders, employees and the communities we serve for the continued growth and soundness of the Company.

Contact:	MainStreet BankShares, Inc. (276) 632-8054
Franklin Community Bank, N.A. (540) 489-3413